Exhibit 4.3

Compound Real Estate Bonds II, Inc. Auto-Invest Program

As a holder of Compound Real Estate Bonds II, Inc.’s Bonds, you can elect to participate in our auto-invest program (the “Auto-Invest Program”) in which you may:

●	automatically place orders for additional Bonds that match the amount and parameters you designate; and/or

●	automatically have the spare change from your everyday purchases rounded up to the next whole dollar and invested in Bonds.

If you wish to participate in the Auto-Invest Program, please complete the Auto-Invest Program Authorization (on page 2). By completing the Auto-Invest Program Authorization you are affirmatively agreeing to and reconfirming the terms and conditions of the Bond Purchaser Agreement, including the form of Form of 8.5% Demand Bond which is an exhibit to the Bond Purchaser Agreement.

You may affirmatively elect to participate in or cancel your participation in the Auto-Invest Program by selecting “active” or “pause” on the Auto-Invest Program Authorization. If you do not complete a form you will be deemed to have selected “pause.” Currently, the Auto-Invest Program allows for recurring new investments on a daily, weekly or monthly basis. Funds will be drawn from the bank account designated by you on the Compound Site or the Compound App. You may also elect our round up the spare change program to auto invest the change from your daily purchases.

Upon affirmatively electing to participate in the Auto-Invest Program, the investor will be asked to agree to the terms and conditions of the Bond Purchase Agreement. Prior to each “auto investment,” the investor will be asked to reconfirm the terms and conditions of the Bond Purchaser Agreement which they originally agreed to, such as that the investor continues to be either an accredited investor or in compliance with the 10% of net worth or annual income limitation on investment in this offering. If no reconfirmation is received by us from the investor prior to a scheduled “auto-investment,” the “auto-investment” shall not be executed. If a reconfirmation is received by us from the investor prior to a scheduled “auto-investment,” we will send a confirmatory email to the investor denoting the amount invested upon such “auto-investment.”

You can adjust the Auto-Invest Program at any time by completing an updated Auto-Invest Program Authorization and delivering it to support@compoundbanc.com. Each Bond purchase in the Auto-Invest Program is a considered a new investment and will be subject to the terms and conditions of the Bond Purchaser Agreement. If you are no longer able to make the representations and warranties in the Bond Purchaser Agreement, you are not eligible to participate in the Auto-Invest Program. All terms not otherwise defined herein shall have the same meaning as in the Bond Purchaser Agreement.

The offering to sell securities is found in the Company’s Offering Circular and supplements thereto (collectively, the “Offering Statement”), which can be obtained from the SEC’s website: WWW.SEC.GOV.

No decision to invest in the Company’s Bonds should be made without reading the Offering Statement. Neither the SEC nor any state securities regulator has passed upon or endorsed the merits of any investment decision in the Bonds. We do not give investment, legal, or tax advice. You are urged to consult your investment, legal, and tax professional before making any investment decision.

Compound Real Estate Bonds II, Inc.’s Bonds Auto-Invest Program Authorization

Auto-Invest Program (Select One):	Active	[ ]	Pause	[ ]
	Adjust	[ ]	Cancel	[ ]
Investor(s) Name(s) (exactly as it appears in your Compound account):

Daily Investment Amount:

You are electing to automatically purchase Compound Real Estate Bonds II, Inc.’s Bonds on a daily basis in this amount and authorizing us to automatically deduct this amount from the bank account designated in your Compound account beginning the first business day after this authorization and continuing until you cancel this automatic investment at least 24 hours in advance.

$________________

Weekly Investment Amount:

You are electing to automatically purchase Bonds on a weekly basis in this amount and authorizing us to automatically deduct this amount from the bank account designated in your Compound account beginning the first business day after this authorization and continuing until you cancel this automatic investment at least 24 hours in advance.

$_________________

Monthly Investment Amount:

You are electing to automatically purchase Bonds on a monthly basis in this amount and authorizing us to automatically deduct this amount from the bank account designated in your Compound account on the first business day of each month beginning the month following this authorization and continuing until you cancel this automatic investment at least 24 hours in advance.

$_________________

Round-up Investment:

You are electing to automatically purchase Bonds through your spare change round-ups and authorizing us to automatically deduct the amount from the bank account designated in your Compound account whenever the accumulated round-ups reach $10.00 beginning the first business day following this authorization and continuing until you cancel this automatic investment at least 24 hours in advance.

[ ] Check this box to elect this option

I (we) hereby represent and warrant that by executing this Compound Bond Auto-Invest Program Authorization, I (we) agree to be bound by and reconfirm the representations and warranties and the terms and conditions of the Auto-Invest Agreement and the Compound Bond Investor Agreement. This authority is to remain in full force and effect until Compound has received notification from me of its termination in such time as to afford Compound a reasonable opportunity to act on it.

Signature of Investor	Signature of Investor

Date:	Date:

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